Exhibit 4.5

$421,277,778

364-DAY CREDIT AGREEMENT

dated as of

October 15, 2002

among

KINDER MORGAN, INC.

The Lenders Party Hereto

JPMORGAN CHASE BANK,
as Administrative Agent

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Syndication Agent

and

CITIBANK, N.A. and
COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES
as Documentation Agents

___________________________

J.P. MORGAN SECURITIES INC. and WACHOVIA SECURITIES, INC.,
as Joint Bookrunners and Joint Lead Arrangers

  -i-

  -ii-

SCHEDULES:

Schedule 1.01 -- Pricing Schedule
Schedule 2.01 -- Commitments

EXHIBITS:

Exhibit A -- Form of Assignment and Assumption
Exhibit B-1 -- Form of Opinion of Borrower's Kansas Counsel
Exhibit B-2 – Form of Opinion of Borrower's New York Counsel

  -iii-

     CREDIT AGREEMENT dated as of October 15, 2002, among KINDER MORGAN, INC., a Kansas corporation, the LENDERS party hereto, JPMORGAN CHASE BANK, as Administrative Agent, WACHOVIA BANK, NATIONAL ASSOCIATION, as Syndication Agent, and CITIBANK, N.A. and COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES, as Documentation Agents.

     The parties hereto agree as follows:

ARTICLE I

Definitions

     SECTION 1.01 Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

          "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

          "Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

          "Administrative Agent" means JPMorgan Chase Bank, in its capacity as administrative agent for the Lenders hereunder.

          "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

          "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

          "Alternate Base Rate" means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

          "Applicable Percentage" means, with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

          "Applicable Rate" means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the facility fees or the utilization fees payable hereunder, as the case may be, the applicable rate per annum (expressed in bps) set forth in the Pricing Schedule under the caption "ABR Spread", "Eurodollar Spread", "Facility Fee Rate" or "Utilization Fee Rate", as the case may be.

          "Approved Fund" has the meaning assigned to such term in Section 9.04.

          "Assignment and Assumption" means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

          "Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Revolving Credit Termination Date and the date of termination of the Commitments.

          "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

          "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

          "Borrower" means Kinder Morgan, Inc., a Kansas corporation.

          "Borrowing" means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

          "Borrowing Request" means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

          "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

          "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

          "Change in Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; or (b) during any period of twelve consecutive calendar months, individuals who were directors of the Borrower on the first day of such period shall cease to constitute a majority of the board of directors of the Borrower.

          "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

          "Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to convert the Revolving Loans outstanding on the Revolving Credit Termination Date to Term Loans, expressed as an amount representing the maximum aggregate amount of such Lender's Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) increased pursuant to Section 2.01 or reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable, as such obligation may be reduced or increased pursuant to this Agreement. The initial aggregate amount of the Lenders' Commitments is US $421,277,778.

          "Consenting Lender" has the meaning assigned to such term in Section 2.20.

          "Consolidated Assets" means the total amount of assets appearing on the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, prepared in accordance with GAAP as of the date of the most recent regularly prepared consolidated financial statements prior to the taking of any action for the purposes of which the determination is being made.

          "Consolidated Indebtedness" of any Person means at any date the sum (without duplication) of (i) the Indebtedness of such Person and its Consolidated Subsidiaries, determined on a consolidated basis as of such date plus (ii) the excess (if any) of the Trust Preferred Securities of such Person over 10% of the Consolidated Total Capitalization of such Person at such date.

          "Consolidated Net Income" means, for any period, the net income of the Borrower and its Consolidated Subsidiaries before extraordinary items, determined on a consolidated basis for such period.

          "Consolidated Net Worth" of any Person means at any date the sum (without duplication) of (i) the consolidated stockholders' equity of such Person and its Consolidated Subsidiaries, determined as of such date plus (ii) the Trust Preferred Securities of such Person; provided that the amount of Trust Preferred Securities added pursuant to this clause (ii) shall not exceed 10% of Consolidated Total Capitalization of such Person at such date.

          "Consolidated Subsidiary" of any Person means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date.

          "Consolidated Total Capitalization" of any Person means at any date the sum of Consolidated Indebtedness of such Person and Consolidated Net Worth of such Person, each determined as of such date.

          "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

          "Credit Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Loans at such time.

          "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

          "dollars" or "$" refers to lawful money of the United States of America.

          "Effective Date" means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

          "Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

          "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

          "Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "ERISA Group" means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Code.

          "Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

          "Event of Default" has the meaning assigned to such term in Article VII.

          "Excluded Taxes" means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 2.17(e), except to the extent that such Foreign Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).

          "Existing Credit Facility" means the credit facility governed by that certain 364-Day Credit Agreement, dated October 25, 2000, by and among the Borrower, the lenders party thereto and Bank of America, N.A., as administrative agent, as amended by First Amendment to 364-Day Credit Agreement, dated as of October 23, 2001, among the Borrower, the lenders party thereto, and The Chase Manhattan Bank, as administrative agent.

          "Existing Revolving Credit Termination Date" has the meaning set forth in Section 2.20.

          "Extended Revolving Credit Termination Date" means, as at any date, the date to which the Revolving Credit Termination Date has then most recently been extended pursuant to Section 2.20.

          "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          "Final Maturity Date" means (i) if the Revolving Loans are converted to Term Loans pursuant to Section 2.21, then with respect to any Term Loan, the date that is one year from the Revolving Credit Termination Date as of the time of such conversion, or (ii) if the Revolving Loans are not so converted, the Revolving Credit Termination Date.

          "Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

          "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

          "GAAP" means generally accepted accounting principles in the United States of America.

          "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

          "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

          "Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

          "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services or any other similar obligation upon which interest changes are customarily paid (excluding trade accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others (provided that in the event that any Indebtedness of the Borrower or any Subsidiary shall be the subject of a Guarantee by one or more Subsidiaries or by the Borrower, as the case may be, the aggregate amount of the outstanding Indebtedness of the Borrower and the Subsidiaries in respect thereof shall be determined by reference to the primary Indebtedness so guaranteed, and without duplication by reason of the existence of any such Guarantee), (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (i) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

          "Indemnified Taxes" means Taxes other than Excluded Taxes.

          "Index Debt" means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

          "Information Memorandum" means the Confidential Information Memorandum dated September 2002 relating to the Borrower and the Transactions.

          "Interest Election Request" means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.

          "Interest Payment Date" means, (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period.

          "Interest Period" means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

          "Lenders" means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

          "LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

          "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

          "Loans" means the Revolving Loans or the Term Loans made by the Lenders to the Borrower pursuant to this Agreement.

          "Material Adverse Effect" means a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations, or financial condition of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement or (c) the rights of or benefits available to the Lenders under any material provision of this Agreement.

          "Material Indebtedness" means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

          "Material Subsidiary" means any Consolidated Subsidiary the consolidated assets of which constitute 10% or more of Consolidated Assets.

          "Moody's" means Moody's Investors Service, Inc.

          "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "Nominee" has the meaning set forth in Section 2.20.

          "Non-Consenting Lender" has the meaning set forth in Section 2.20.

          "Notice of Extension" has the meaning set forth in Section 2.20.

          "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

          "Participant" has the meaning set forth in Section 9.04.

          "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

          "Permitted Encumbrances" means:

           (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

           (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

           (c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

           (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

           (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

           (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

           (g) any interest or title of a lessor in property subject to any Capital Lease Obligation or operating lease which, in each case, is permitted under this Agreement; and

           (h) Liens in favor of collecting or payor banks resulting from a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Borrower or any Subsidiary on deposit with or in possession of such bank;

provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness, except as provided in clause (g) above.

          "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

          "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any member of the ERISA Group is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

          "Pricing Schedule" means the schedule attached hereto as Schedule 1.01 and identified as such.

          "Prime Rate" means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

          "Register" has the meaning set forth in Section 9.04.

          "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

          "Required Lenders" means, at any time, Lenders having Credit Exposures and unused Commitments representing greater than 50% of the sum of the total Credit Exposures and unused Commitments hereunder.

          "Responsible Officer" means the Chairman, Vice Chairman, President, any Vice President, Chief Executive Officer, Chief Financial Officer, Controller or Treasurer of the Borrower.

          "Revolving Credit Exposure" means, with respect to any Lender, at any time prior to any conversion of Revolving Loans to Term Loans pursuant to Section 2.21, the Credit Exposure of such Lender.

          "Revolving Credit Termination Date" means the earlier of (x) the later of (i) October 14, 2003 and (ii) an Extended Revolving Credit Termination Date and (y) the date which is the effective date of any other termination, cancellation or acceleration of all Commitments hereunder.

          "Revolving Loan" means a Loan made pursuant to Section 2.01(a).

          "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc.

          "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          "subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

          "Subsidiary" means any subsidiary of the Borrower.

          "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

          "Term Loan" means a Revolving Loan that is converted to a Term Loan pursuant to Section 2.21.

          "Term Out Period" means the period commencing on the Revolving Credit Termination Date and ending on the first anniversary thereof.

          "Three-Year Facility" means the credit facility governed by that certain $337,022,222 Three-Year Credit Agreement, dated as of even date herewith, by and among the Borrower, the lenders party thereto and JPMorgan Chase Bank, as administrative agent.

          "Transactions" means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans and the use of the proceeds thereof.

          "Trust Preferred Securities" means, with respect to the Borrower, mandatorily redeemable capital trust securities of trusts which are Subsidiaries and the subordinated debentures of the Borrower in which the proceeds of the issuance of such capital trust securities are invested, including, without limitation, $275,000,000 of such securities outstanding at the Effective Date.

          "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

     SECTION 1.02 Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "Eurodollar Loan") or by Class and Type (e.g., a "Eurodollar Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing") or by Type (e.g., a "Eurodollar Borrowing") or by Class and Type (e.g., a "Eurodollar Revolving Borrowing").

     SECTION 1.03  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

     SECTION 1.04  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

     SECTION 2.01  Commitments.  (a)  Subject to the terms and conditions set forth herein, each Lender agrees (i) to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (x) such Lender's Credit Exposure exceeding such Lender's Commitment or (y) the sum of the total Credit Exposures exceeding the total Commitments and (ii) at the election of the Borrower, to convert the principal amount of any Revolving Loans remaining outstanding on the Revolving Credit Termination Date to Term Loans pursuant to Section 2.21. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

          (b)   The Borrower shall have the right, without the consent of the Lenders but with the prior approval of the Administrative Agent, not to be unreasonably withheld, to cause from time to time an increase in the total Commitments of the Lenders by adding to this Agreement one or more additional Lenders or by allowing one or more Lenders to increase their respective Commitments; provided, however, (i) no Default or Event of Default shall have occurred hereunder which is continuing, (ii) no such increase shall cause (A) the aggregate Commitments hereunder to exceed $500,000,000, or (B) the sum of the aggregate Commitments hereunder plus the aggregate commitments under the Three-Year Facility to exceed $900,000,000, and (iii) no Lender's Commitment shall be increased without such Lender's consent.

     SECTION 2.02  Loans and Borrowings.  (a)  Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

          (b)   Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

          (c)   At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding.

          (d)   Notwithstanding any other provision of this Agreement (i) the Borrower shall not be entitled to request, or to elect to convert (except for a conversion to a Term Loan pursuant to Section 2.21) or continue, any Revolving Loan if the Interest Period requested with respect thereto would end after the Revolving Credit Termination Date and (ii) the Borrower shall not be entitled to request, to elect to convert or continue, any Term Loan if the Interest Period requested with respect thereto would end after the Final Maturity Date.

     SECTION 2.03  Requests for Revolving Borrowings.  To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

                (i)          the aggregate amount of the requested Borrowing;

                (ii)         the date of such Borrowing, which shall be a Business Day;

                (iii)        whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

                (iv)         in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

                (v)           the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

     SECTION 2.04  Reserved.

     SECTION 2.05  Reserved.

     SECTION 2.06  Reserved.

     SECTION 2.07  Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request.

          (b)   Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

     SECTION 2.08  Interest Elections.  (a)  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

          (b)   To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

          (c)   Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

          (i)          the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

          (ii)         the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

          (iii)        whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

          (iv)         if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

          (d)   Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

          (e)   If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

     SECTION 2.09  Termination and Reduction of Commitments.  (a)  Unless previously terminated, the Commitments shall terminate on the Revolving Credit Termination Date.

          (b)   The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures would exceed the total Commitments.

          (c)   The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

     SECTION 2.10  Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Revolving Credit Termination Date (unless converted to Term Loans pursuant to Section 2.21) and (ii) to the Administrative Agent for the account of the Lender the then unpaid principal amount of each Term Loan on the Final Maturity Date.

          (b)   Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

          (c)   The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

          (d)   The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

          (e)   Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

     SECTION 2.11  Prepayment of Loans.  (a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section.

          (b)   If at any time the aggregate outstanding principal amount of the Revolving Credit Exposures exceeds the sum of the total Commitments, the Borrower shall prepay the Revolving Loans in an amount equal to such excess. Each prepayment of Loans pursuant to this Section 2.11 shall be accompanied by payment of accrued interest on the amount prepaid to the date of prepayment and, in the case of prepayments of Eurodollar Loans, any amounts payable pursuant to Section 2.16.

          (c)   The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

     SECTION 2.12  Fees.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on (i) the daily amount of the Commitment of such Lender, whether used or unused, during the period from and including the Effective Date to but excluding the Revolving Credit Termination Date (provided that, if such Lender continues to have any Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender's Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Credit Exposure) and (ii) the daily amount of the Credit Exposure of such Lender during the Term Out Period, if any. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing December 31, 2002 and on the date the Loans are paid in full. All facility fees shall be computed on the basis of a year of 365 or 366 days, as the case may be, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

          (b)   Prior to any Term Out Period, the Borrower agrees to pay to the Administrative Agent for the account of each Lender, at all times when the aggregate outstanding principal amount of the Loans is greater than 50% of the Commitments, a utilization fee computed at the Applicable Rate on the daily amount of the Credit Exposure of such Lender. During the Term Out Period, if any, the Borrower agrees to pay to the Administrative Agent for the account of each Lender, at all times when the aggregate outstanding principal amount of the Loans is greater than 50% of the Commitments at the time immediately prior to the beginning of the Term Out Period, a utilization fee computed at the Applicable Rate on the daily amount of the Credit Exposure of such Lender. Accrued utilization fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing December 31, 2002 and on the date the Loans are paid in full. All utilization fees shall be computed on the basis of a year of 365 or 366 days, as the case may be, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

          (c)   The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

          (d)   All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of facility fees and utilization fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

     SECTION 2.13  Interest.  (a)  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

          (b)   The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

          (c)   Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

          (d)   Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Final Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

          (e)   All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate

shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

     SECTION 2.14  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

          (a)   the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

          (b)   the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

     SECTION 2.15  Increased Costs.  (a)  If any Change in Law shall:

          (i)          impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

          (ii)         impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender, for such additional costs incurred or reduction suffered.

          (b)   If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

          (c)   A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

          (d)   Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

     SECTION 2.16  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(c) and is revoked in accordance therewith), or (d)  the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the LIBO Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an Affiliate of such Lender) for dollar deposits from other banks in the Eurodollar market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

     SECTION 2.17  Taxes.  (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b)   In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c)   The Borrower shall indemnify the Administrative Agent and each Lender, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

          (d)   As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

          (e)   Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

          (f)   If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

     SECTION 2.18  Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  (a)  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

          (b)   If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

          (c)   If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

          (d)   Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

          (e)   If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

     SECTION 2.19  Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.

          (b)   If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

     SECTION 2.20  Extensions of Termination Date; Removal of Lenders.  (a)  The Borrower may, by written notice to the Administrative Agent (a "Notice of Extension") given not less than 30 nor more than 45 days prior to the then effective Revolving Credit Termination Date, advise the Lenders that it requests an extension of the then effective Revolving Credit Termination Date (such then effective Revolving Credit Termination Date being the "Existing Revolving Credit Termination Date") by 364 calendar days, effective on the Existing Revolving Credit Termination Date. The Administrative Agent will promptly, and in any event within five Business Days of the receipt of such Notice of Extension, notify the Lenders of the contents of each such Notice of Extension.

          (b)   Each Notice of Extension shall (i) be irrevocable and (ii) constitute a representation by the Borrower that (A) neither any Event of Default nor any Default has occurred and is continuing, and (B) the representations and warranties contained in Article III are correct on and as of such date, as though made on and as of such date (unless any representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be correct as of such earlier date). In the event the Existing Revolving Credit Termination Date is extended pursuant to the terms of this Section 2.20, the Borrower shall be deemed to represent on and as of the effective date of such extension that (i) neither any Event of Default nor any Default has occurred and is continuing, and (ii) the representations and warranties contained in Article III are correct on and as of such date, as though made on and as of such date (unless any representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be correct as of such earlier date).

          (c)   In the event a Notice of Extension is given to the Administrative Agent as provided in Section 2.20(a) and the Administrative Agent notifies a Lender of the contents thereof, such Lender shall on or before the 20th day next preceding the Existing Revolving Credit Termination Date advise the Administrative Agent in writing whether or not such Lender consents to the extension requested thereby and if any Lender fails so to advise the Administrative Agent, such Lender shall be deemed to have not consented to such extension. If Lenders holding 80% or more of the sum of the aggregate Revolving Credit Exposures and unused Commitments so consent (the "Consenting Lenders") to such extension and any and all Lenders who have not consented (the "Non-Consenting Lenders") are replaced pursuant to paragraph (d) or (e) of this Section 2.20 or repaid pursuant to paragraph (f) of this Section 2.20, the Revolving Credit Termination Date, and the Commitments of the Consenting Lenders and the Nominees (as defined below) shall be automatically extended 364 calendar days from the Existing Revolving Credit Termination Date, effective on the Existing Revolving Credit Termination Date. The Administrative Agent shall promptly notify the Borrower and all of the Lenders of each written notice of consent given pursuant to this Section 2.20(c).

          (d)   In the event the Consenting Lenders hold less than 100% of the sum of the aggregate Revolving Credit Exposures and unused Commitments, the Consenting Lenders, or any of them, shall have the right (but not the obligation) to assume all or any portion of the Non-Consenting Lenders' Commitments by giving written notice to the Borrower and the Administrative Agent of their election to do so on or before the 15th day next preceding the Existing Revolving Credit Termination Date, which notice shall be irrevocable and shall constitute an undertaking to (i) assume, as of the close of business on the Existing Revolving Credit Termination Date, all or such portion of the Commitments of the Non-Consenting Lenders, as the case may be, as may be specified in such written notice, and (ii) purchase (without recourse) from the Non-Consenting Lenders, at the close of business on the Existing Revolving Credit Termination Date, the Credit Exposures outstanding on the Existing Revolving Credit Termination Date that correspond to the portion of the Commitments to be so assumed at a price equal to the sum of (x) the unpaid principal amount of all Loans so purchased, plus (y) the aggregate amount, if any, previously funded by the transferor or any participations so purchased, plus (z) all accrued and unpaid interest thereon. Such Commitments and Credit Exposures, or portion thereof, to be assumed and purchased by Consenting Lenders shall be allocated among those Consenting Lenders who have so elected to assume the same pro rata in accordance with the respective Commitments of such Consenting Lenders as of the Existing Revolving Credit Termination Date (provided, however, in no event shall a Consenting Lender be required to assume and purchase an amount or portion of the Commitments and Credit Exposures of the Non-Consenting Lenders in excess of the amount which such Consenting Lender agreed to assume and purchase pursuant to the immediately preceding sentence) or on such other basis as such Consenting Lender shall agree. The Administrative Agent shall promptly notify the Borrower and the other Consenting Lenders in the event it receives any notice from a Consenting Lender pursuant to this Section 2.20(d).

          (e)   In the event that the Consenting Lenders shall not elect as provided in Section 2.20(d) to assume and purchase all of the Non-Consenting Lenders' Commitments and Credit Exposures, the Borrower may designate, by written notice to the Administrative Agent and the Consenting Lenders given on or before the tenth day next preceding the Existing Revolving Credit Termination Date, one or more assignees not a party to this Agreement (individually, a "Nominee" and collectively, the "Nominees") to assume all or any portion of the Non-Consenting Lenders' Commitments not to be assumed by the Consenting Lenders and to purchase (without recourse) from the Non-Consenting Lenders all Credit Exposures outstanding at the close of business on the Existing Revolving Credit Termination Date that corresponds to the portion of the Commitments so to be assumed at the price specified in Section 2.20(d). Each assumption and purchase under this Section 2.20(e) shall be effective as of the close of business on the Existing Revolving Credit Termination Date when each of the following conditions has been satisfied in a manner satisfactory to the Administrative Agent:

     (i)        each Nominee and the Non-Consenting Lenders have executed an Assignment and Assumption pursuant to which such Nominee shall (A) assume in writing its share of the obligations of the Non-Consenting Lenders hereunder, including its share of the Commitments of the Non-Consenting Lenders and (B) agree to be bound as a Lender by the terms of this Agreement;

     (ii)       each Nominee shall have completed and delivered to the Administrative Agent an Administrative Questionnaire; and

     (iii)     the assignment shall otherwise comply with Section 9.04.

          (f) If all of the Commitments of the Non-Consenting Lenders are not replaced on or before the Existing Revolving Credit Termination Date, then, at the Borrower's option, either (i) all Commitments shall terminate on the Existing Revolving Credit Termination Date or (ii) the Borrower shall give prompt notice of termination on the Existing Revolving Credit Termination Date of the Commitments of each Non-Consenting Lender not so replaced to the Administrative Agent, and shall prepay on the Existing Revolving Credit Termination Date the Loans, if any, of such Non-Consenting Lenders, which shall reduce the aggregate Commitments accordingly (to the extent not assumed), and the Existing Revolving Credit Termination Date shall be extended in accordance with this Section 2.20 for the remaining Commitments of the Consenting Lenders; provided, however, that (A) Lenders having Revolving Credit Exposures and unused Commitments representing more than 80% of the sum of the aggregate Revolving Credit Exposures and unused Commitments have consented to such extension pursuant to Section 2.20(c) and (B) no Lender after giving effect to the extension contemplated hereunder shall have more than 20% of the aggregate Commitments without such Lender's prior written consent.

     SECTION 2.21  Conversion to Term Loans.  At the option of the Borrower and subject to the satisfaction of the conditions precedent for a Borrowing set forth in Section 4.02, upon written notice delivered to the Administrative Agent no earlier than 60 days and no later than one Business Day prior to the Revolving Credit Termination Date, the aggregate principal amount of all, but not less than all, of the Revolving Loans remaining outstanding at the close of the Administrative Agent's business on the Revolving Credit Termination Date shall automatically convert to Term Loans with a maturity of one year. Any portion of each Lender's Commitment not utilized on or before the Revolving Credit Termination Date shall be permanently cancelled. Any Term Loans that are prepaid may not be reborrowed.

ARTICLE III

Representations and Warranties

     The Borrower represents and warrants to the Lenders that:

     SECTION 3.01  Organization; Powers.  Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

     SECTION 3.02  Authorization; Enforceability.  The Transactions are within the Borrower's corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

     SECTION 3.03  Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and such matters relating to performance as would ordinarily be done in the ordinary course of business after the Effective Date, (b) will not violate any applicable law or regulation or any order of any Governmental Authority, (c) will not violate the charter, by-laws or other organizational documents of the Borrower, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except for breaches, violations and defaults under clauses (b) and (d) that neither individually nor in the aggregate could reasonably be expected to result in a Material Adverse Effect.

     SECTION 3.04  Financial Condition; No Material Adverse Change.  (a)  The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries and the related consolidated statements of income, common stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2001, reported on by Pricewaterhouse Coopers LLP, independent public accountants and set forth in the Borrower's 2001 Form 10-K, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2002, set forth in the Borrower's latest Form 10-Q, present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

          (b)   As of the Effective Date, since December 31, 2001, there has been no material adverse change in the business, assets, liabilities (actual or contingent), operations, or financial condition of the Borrower and the Subsidiaries taken as a whole.

     SECTION 3.05  Properties.  Each of the Borrower and the Subsidiaries has good title to, or valid leasehold or other interests in, all its real and personal property material to its business, except for Liens permitted pursuant to Section 6.02.

     SECTION 3.06  Litigation and Environmental Matters.  (a)  Except as disclosed in the most recent Annual Report on Form 10-K delivered by the Borrower to the Lenders, there is no action, suit or proceeding by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or (ii) that involves this Agreement or the Transactions.

          (b) In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Borrower and the Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including any capital or operating expenditures required for clean-up or closure of properties currently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted threat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Materials, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to result in a Material Adverse Effect.

     SECTION 3.07  Compliance with Laws and Agreements.  Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate for the Borrower and its Subsidiaries, could not reasonably be expected to result in a Material Adverse Effect.

     SECTION 3.08  Investment and Holding Company Status.  Neither the Borrower nor any of its Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

     SECTION 3.09  Taxes.  The Borrower and the Subsidiaries have caused to be filed all federal income tax returns and other material tax returns, statements and reports (or obtained extensions with respect thereto) which are required to be filed and have paid or deposited or made adequate provision in accordance with GAAP for the payment of all taxes (including estimated taxes shown on such returns, statements and reports) which are shown to be due pursuant to such returns, except for taxes as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP and where the failure to pay such taxes (individually or in the aggregate for the Borrower and the Subsidiaries) would not have a Material Adverse Effect.

     SECTION 3.10  ERISA.  Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA, which waiver, failure or liability could reasonably be expected to result in a Material Adverse Effect.

     SECTION 3.11  Disclosure.  All information heretofore furnished by the Borrower to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is stated or certified. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the syndication or negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE IV

Conditions

     SECTION 4.01  Effective Date.  The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

          (a)   The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

          (b)   The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Polsinelli Shalton & Welte, P.C., Kansas counsel for the Borrower, and Bracewell & Patterson, L.L.P., counsel for the Borrower, substantially in the forms of Exhibit B-1 and B-2, and covering such other matters relating to the Borrower, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsels to deliver such opinions.

          (c)   The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

          (d)   The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

          (e)   The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

          (f)   The Administrative Agent shall have received a written irrevocable notice from the Borrower terminating the Existing Credit Facility (including all commitments thereunder) and directing the Administrative Agent to prepay by wire transfer, in immediately available funds, in full any loans and other amounts then outstanding thereunder, together with accrued interest thereon and any unpaid fees then accrued.

          (g)   The conditions precedent to the making of loans under the Three-Year Facility shall have been satisfied or waived in accordance with such facility.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on October 22, 2002 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

     SECTION 4.02  Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

          (a)   The representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the date of such Borrowing (unless any representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be correct as of such earlier date).

          (b)   At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

     SECTION 4.03  Conditions Precedent to Conversions.  Notwithstanding the foregoing, the obligation of the Lenders to convert or continue any existing Borrowing into or as a Eurodollar Borrowing is subject to the condition precedent that on the date of such conversion or continuation no Default or Event of Default shall have occurred and be continuing or would result from the making of such conversion. The acceptance of the benefits of each such conversion or continuation shall constitute a representation and warranty by the Borrower to each of the Lenders that no Default or Event of Default shall have occurred and be continuing or would result from the making of such conversion or continuation.

ARTICLE V

Affirmative Covenants

     Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

     SECTION 5.01  Financial Statements; Ratings Change and Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

          (a)   before the earlier of (i) 100 days after the end of each fiscal year of the Borrower and (ii) 10 days after filing with the Securities and Exchange Commission is required, its audited consolidated balance sheet and related statements of operations, common stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Pricewaterhouse Coopers L.L.P. or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided, however, that (x) if the Borrower has timely made its Annual Report on Form 10-K available on "EDGAR" and/or on its home page on the worldwide web (at the date of this Agreement located at http://www.kindermorgan.com) and complied with the last grammatical paragraph of this Section 5.01 in respect thereof, and (y) if said Annual Report contains such consolidated balance sheet and related statements of operations, common stockholders' equity and cash flows, and the report thereon of such independent public accountants (without qualification or exception, and to the effect, as specified above), then the Borrower shall be deemed to have satisfied the requirements of this clause (a);

          (b)   before the earlier of (i) 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and (ii) five days after filing with the Securities and Exchange Commission is required, its consolidated balance sheet and related statements of operations, common stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided, however, that (x) if the Borrower has timely made its Quarterly Report on Form 10-Q available on "EDGAR" and/or on its home page on the worldwide web (at the date of this Agreement located at http://www.kindermorgan.com) and complied with the last grammatical paragraph of this Section 5.01 in respect thereof, and (y) if said Quarterly Report contains such consolidated balance sheet and related statements of operations, common stockholders' equity and cash flows, and such certifications, then the Borrower shall be deemed to have satisfied the requirements of this clause (b);

          (c)   concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.01, and (iii) stating whether any change in GAAP or in the application thereof that has an effect on the financial statements of the Borrower or on the calculation of the financial covenants pursuant to Section 6.01 has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate or on such financial covenant calculations;

          (d)   concurrently with any delivery of financial statements under clause (a) above, a certificate (which certificate may be limited to the extent required by accounting rules or guidelines) of the accounting firm that reported on such financial statements stating (i) whether they obtained knowledge during the course of their examination of such financial statements of any Default ; provided, however, that such accountants shall not be liable to anyone by reason of their failure to obtain knowledge of any Default which would not be disclosed in the course of an audit conducted in accordance with GAAP, and (ii) confirming the calculations set forth in the certificate delivered simultaneously therewith pursuant to clause (c) above;

          (e)   without duplication of any other requirement of this Section 5.01, promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

          (f)   promptly after Moody's or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change;

          (g)   within five Business Days after any officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the Financial Officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto; and

          (h)   promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered pursuant to Section 5.01(a), 5.01(b), or 5.01(e) above shall be deemed to have been delivered on the date on which the Borrower provides notice to the Administrative Agent that such information has been posted on "EDGAR" or the Borrower's website or another website identified in such notice and accessible by the Administrative Agent and the Lenders without charge (and the Borrower hereby agrees to provide such notice); provided that such notice may be included in a certificate delivered pursuant to Section 5.01(c).

     SECTION 5.02  Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

          (a)   if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) (other than such event as to which the 30-day notice requirement is waived) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security in an amount that could reasonably be expected to have a Material Adverse Effect, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take; and

          (b)   any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

     SECTION 5.03  Existence; Conduct of Business.  The Borrower will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

     SECTION 5.04  Payment of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, before the same shall become delinquent or in default, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

     SECTION 5.05  Maintenance of Properties; Insurance.  The Borrower will, and will cause each of its Material Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

     SECTION 5.06  Books and Records; Inspection Rights.  The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice during normal business hours, to visit and inspect its properties, to examine and make extracts from its books and records (subject to compliance with confidentiality agreements and applicable copyright law), and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

     SECTION 5.07  Compliance with Laws.  The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

     SECTION 5.08  Use of Proceeds.  The proceeds of the Loans will be used only for (a) payment in full of all amounts owing under the Existing Credit Facility, (b) working capital, and (c) general lawful corporate purposes, including but not limited to providing liquidity for commercial paper backup. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

ARTICLE VI

Negative Covenants

     Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

     SECTION 6.01  Financial Covenants.

          (a)   Indebtedness.

          (i)           Consolidated Indebtedness of the Borrower.  The Consolidated Indebtedness of the Borrower shall at no time exceed 65.0% of the Consolidated Total Capitalization of the Borrower.

          (ii)          Total Consolidated Indebtedness of Consolidated Subsidiaries. The aggregate Indebtedness of all Consolidated Subsidiaries of the Borrower (excluding Indebtedness of a Consolidated Subsidiary of the Borrower to the Borrower or to another Consolidated Subsidiary of the Borrower) shall at no time exceed 10% of the Consolidated Indebtedness of the Borrower.

          (iii)         Consolidated Indebtedness of Material Subsidiaries. The Consolidated Indebtedness of each Material Subsidiary shall at no time exceed 65.0% of the Consolidated Total Capitalization of such Material Subsidiary.

          (b)   Minimum Net Worth. The Consolidated Net Worth of the Borrower will at no time be less than an amount equal to the sum of (a) $1,700,000,000 plus (b) 50% of Consolidated Net Income for each fiscal quarter of the Borrower ending on or after September 30, 2002 (but only if such consolidated Net Income for such fiscal quarter is a positive amount).

     SECTION 6.02  Liens.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

          (a)   Permitted Encumbrances;

          (b)   any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

          (c)   Liens arising in the ordinary course of its business which (i) do no secure Indebtedness or Hedging Agreements, (ii) do not secure obligations in an aggregate amount exceeding

$150,000,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

          (d)   Liens on cash and cash equivalents securing Hedging Agreements, provided that the aggregate amount of cash and cash equivalents subject to such Liens may at no time exceed $75,000,000; and

          (e)   Liens not otherwise permitted by the foregoing clauses of this Section securing Indebtedness in an aggregate principal or face amount at any date not to exceed 10% of Consolidated Net Worth of the Borrower.

     SECTION 6.03  Fundamental Changes.  (a)  The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) if the Borrower is involved in any such transaction, (x) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, or (y) if the Borrower is not the surviving entity, (A) the Person formed by or surviving such transaction or the recipient of any such sale, transfer, lease or other disposition of assets, assumes all Obligations, (B) the Person formed by or surviving such transaction or the recipient of any such sale, transfer lease or other disposition, is organized under the laws of the United States or any state thereof, and (C) the Borrower has delivered to the Administrative Agent an officer's certificate and an opinion of counsel, each stating that such consolidation, merger, transfer, lease or other disposition complies with the provisions hereof. (ii) any Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary and (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and such liquidation or dissolution is not materially disadvantageous to the Lenders.

          (b)   The Borrower will not, and will not permit any of its Material Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

     SECTION 6.04  Transactions with Affiliates.  The Borrower will not, and will not permit any of the Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties and (b) transactions between or among the Borrower and the wholly-owned Subsidiaries not involving any other Affiliate.

     SECTION 6.05  Capital Lease Obligations.  The Borrower will not, and will not permit any of the Subsidiaries to, incur any Capital Lease Obligations if, after giving effect to the incurrence of such Capital Lease Obligations, the aggregate principal amount of all outstanding Capital Lease Obligations of the Borrower and the Subsidiaries would exceed $500,000,000.

ARTICLE VII

Events of Default

If any of the following events ("Events of Default") shall occur:

          (a)   the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

          (b)   the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

          (c)   any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

          (d)   the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01(g), 5.03 (with respect to the Borrower's existence) or 5.08 or in Article VI;

          (e)   the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after the earlier of (i) written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (ii) a Responsible Officer of the Borrower becomes aware of such failure;

          (f)   any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable or within any applicable grace period (not to exceed 30 days);

          (g)   any event or condition occurs that results in the acceleration of the maturity of any Material Indebtedness or requires the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity of any Material Indebtedness; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness so long as such Indebtedness is paid in full when due;

          (h)   an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

          (i)   the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

          (j)   the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its material debts as they become due;

          (k)   one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

          (l)   any member of the ERISA Group shall fail to pay when due an amount which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation; and in each of the foregoing instances such condition could reasonably be expected to result in a Material Adverse Effect; or

          (m)   a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

     The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

     The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

     The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative

Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

     Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

     Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

     SECTION 9.01  Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

          (i)           if to the Borrower, to it at One Allen Center, 500 Dallas, Suite 1000, Houston, Texas 77002, Attention of Park Shaper (Telecopy No. (713) 495-2782);

          (ii)          if to the Administrative Agent, to JPMorgan Chase Bank, Loan and Agency Services Group, One Chase Manhattan Plaza, 8th Floor, New York, New York 10081, Attention of Janet Belden (Telecopy No. (212) 552-5658), with a copy to JPMorgan Chase Bank, 270 Park Avenue, New York, New York 10017, Attention of Steve Wood (Telecopy No. (212) 270-3897);

          (iii)         if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

          (b)   Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

          (c)   Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

     SECTION 9.02  Waivers; Amendments.  (a)  No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

          (b)   Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

     SECTION 9.03  Expenses; Indemnity; Damage Waiver.  (a)  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this

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Agreement or any amendments, modifications or waivers of the provisions hereof, and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

          (b)   The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

          (c)   To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

          (d)   To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

          (e)   All amounts due under this Section shall be payable not later than thirty days after written demand therefor.

     SECTION 9.04  Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b)   (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

               (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

               (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment.

        (ii) Assignments shall be subject to the following additional conditions:

               (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing;

               (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement;

               (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

               (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 9.04(b), the term "Approved Fund" has the following meaning:

     "Approved Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

          (iii)         Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

          (iv)        The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (v)         Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

          (c)   (i)  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each

Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

     (i)    A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

          (d)   Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

     SECTION 9.05  Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the Commitments or the termination of this Agreement or any provision hereof.

     SECTION 9.06  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

     SECTION 9.07  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

     SECTION 9.08  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

     SECTION 9.09  Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

          (b)   The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

          (c)   The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (d)   Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

     SECTION 9.10  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE

BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     SECTION 9.11  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

     SECTION 9.12  Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, "Information" means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

     SECTION 9.13  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

     SECTION 9.14  Existing Credit Facility.  The undersigned agree and acknowledge that, except for provisions that expressly provide for their survival of termination, the Existing Credit Facility shall be terminated on the Effective Date and all Commitments thereunder (as defined in the Existing Credit Facility) shall be terminated on the Effective Date, and the undersigned waive any right to receive any notice of such termination. Notice of termination given to any other Bank (as defined in the Existing Credit Facility) on the Effective Date shall constitute effective termination of the Existing Credit Facility with respect to such Bank. Each Lender that was a party to the Existing Credit Facility agrees to return to the Borrower, with reasonable promptness, all Notes (as defined in the Existing Credit Facility) delivered by the Borrower to such Lender under the Existing Credit Facility.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

KINDER MORGAN, INC.

By:	/s/ C. Park Shaper
Name:	C. Park Shaper
Title:	Vice President, Chief Financial Officer and Treasurer

JPMORGAN CHASE BANK, individually and as Administrative Agent,

By:	/s/ Steven Wood
Name:	Steven Wood
Title:	Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION, individually and as Syndication Agent,

By:	/s/ Russell Clingman
Name:	Russell Clingman
Title:	Director

CITIBANK, N.A.

By:	/s/ Michael W. Nepveux
Name:	Michael W. Nepveux
Title:	Attorney-in-Fact

THE BANK OF NOVA SCOTIA

By:	/s/ M. D. Smith
Name:	M. D. Smith
Title:	Agent

THE BANK OF TOKYO-MITSUBISHI, LTD

By:	/s/ Kelton Glasscock
Name:	Kelton Glasscock
Title:	Vice President & Manager

Bank One, N.A. (Main Office – Chicago)

By:	/s/ Jeanie Gonzalez
Name:	Jeanie Gonzalez
Title:	Director

BARCLAYS BANK PLC

By:	/s/ Nicholas A. Bell
Name:	Nicholas A. Bell
Title:	Director

BMO Nesbitt Burns Financing, Inc.

By:	/s/ Thomas H. Peer
Name:	Thomas H. Peer
Title:	Vice President

Commerzbank AG, New York and Grand Cayman Branches

By:	/s/ Harry Yergey
Name:	Harry Yergey
Title:	Senior Vice President

By:	/s/ David Suttles
Name:	David Suttles
Title:	Vice President

CREDIT LYONNAIS NEW YORK BRANCH

By:	/s/ Olivier Audemard
Name:	Olivier Audemard
Title:	Senior Vice President

Royal Bank of Canada

By:	/s/ Lorne Gartner
Name:	Lorne Gartner
Title:	Vice President

The Royal Bank of Scotland plc.

By:	/s/ Keith Johnson
Name:	Keith Johnson
Title:	Senior Vice President

SUNTRUST BANK

By:	/s/ Joseph M. McCreery
Name:	Joseph M. McCreery
Title:	Vice President

WELLS FARGO BANK TEXAS, N.A.

By:	/s/ Paul A. Squires
Name:	Paul A. Squires
Title:	Vice President

SCHEDULE 1.01

PRICING SCHEDULE

     The "ABR Spread", "Eurodollar Spread", "Facility Fee Rate" or "Utilization Fee Rate", as the case may be, for any fiscal quarter are the applicable rates per annum (expressed in bps) set forth below in the applicable row and column corresponding to the ratings that exist on the last day of the immediately preceding fiscal quarter:

Index Debt Ratings:	ABR Spread	Eurodollar Spread	Facility Fee Rate	All-in Spread (<or= 50% Utilization)	Utilization Fee Rate (> 50% Utilization)	All-in Spread (> 50% Utilization)
Category 1 >or= Baa1/BBB+	0.00 bps	52.5 bps	10.0 bps	62.5 bps	12.5 bps	75.0 bps
Category 2 Baa2/BBB	0.00 bps	62.5 bps	12.5 bps	75.0 bps	12.5 bps	87.5 bps
Category 3 Baa3/BBB-	0.00 bps	70.0 bps	17.5 bps	87.5 bps	12.5 bps	100.0 bps
Category 4 Ba1/BB+	12.5 bps	100.0 bps	25.0 bps	125.0 bps	25.0 bps	150.0 bps
Category 5 <Ba1/BB+	50.0 bps	140.0 bps	35.0 bps	175.0 bps	25.0 bps	200.0 bps

          In the event Revolving Loans are converted to Term Loans pursuant to Section 2.21, the ABR Spread and the Eurodollar Spread shall automatically increase by 0.25%.

          For purposes of the foregoing, (i) if either Moody's or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 5; (ii) if the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next above that of the lower of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody's or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01 or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody's or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

Schedule 1.01-1

SCHEDULE 2.01

COMMITMENTS

Lender	Commitment
JPMorgan Chase Bank	$50,000,000
Wachovia Bank, National Association	$50,000,000
Citicorp North America, Inc.	$50,000,000
Commerzbank AG, New York and Grand Cayman Branches	$31,000,000
The Bank of Tokyo-Mitsubishi, Ltd.	$27,777,778
Royal Bank of Canada	$25,000,000
SunTrust Bank	$25,000,000
Bank One, N.A.	$25,000,000
Credit Lyonnais New York Branch	$25,000,000
The Royal Bank of Scotland plc	$25,000,000
BMO Nesbitt Burns Financing, Inc.	$25,000,000
Barclays Bank plc	$25,000,000
The Bank of Nova Scotia	$25,000,000
Wells Fargo Bank Texas, N.A.	$12,500,000

Schedule 2.01-1